Exhibit 10.6.4
Summary of 2021 Incentive Plans

On December 15, 2020, the Human Resources Committee (the “Committee”) of the Pinnacle West Capital Corporation (“Pinnacle West”) Board of Directors (the “Board”) approved the portion of the Arizona Public Service Company ("APS") 2021 Annual Incentive Award Plan (the “APS Plan”) that provides an incentive award opportunity for Jeffrey B. Guldner, Chairman of the Board, President and Chief Executive Officer of Pinnacle West and Chairman of the Board and Chief Executive Officer of APS. On December 16, 2020, the Board, acting on the recommendation of the Committee, approved the portion of the APS Plan that includes an incentive award opportunity for James R. Hatfield, Executive Vice President and Chief Administrative Officer of Pinnacle West and APS, Daniel T. Froetscher, President and Chief Operating Office of APS, Theodore N. Geisler, Senior Vice President and Chief Financial Officer of Pinnacle West and APS and Robert E. Smith, Senior Vice President and General Counsel of Pinnacle West and APS.

No incentive payments will be awarded under the APS Plan unless Pinnacle West, with respect to Mr. Guldner, or APS, with respect to Messrs. Hatfield, Froetscher, Geisler and Smith, each achieves a specified threshold earnings level. The award opportunities for Mr. Guldner under the APS Plan are based on the achievement of specified 2021 Pinnacle West earnings levels and specified business unit performance goals. Mr. Guldner has a target award opportunity of up to 110% of his base salary. Mr. Guldner may earn less or more than the target amount, up to a maximum award opportunity of 220% of base salary, depending on the achievement of the earnings and business unit performance goals separately or in combination, and before adjustment for individual performance. The business unit performance indicators for Mr. Guldner are in the functional areas of customer service, corporate resources, fossil generation, transmission and distribution, and performance of the Palo Verde Generating Station.

The award opportunities for Messrs. Hatfield, Froetscher, Geisler and Smith under the APS Plan are based on the achievement of specified 2021 APS earnings levels and specified business unit performance goals. Mr. Hatfield has a target award opportunity of up to 75% of his base salary, Mr. Froetscher has a target award opportunity of up to 90% of his base salary, Mr. Geisler has a target award opportunity of up to 70% of his base salary, and Mr. Smith has a target award opportunity of up to 65% of his base salary. Messrs. Hatfield, Froetscher, Geisler and Smith may earn less or more than the target amount, up to a maximum award opportunity of 150% of base salary for Mr. Hatfield, 180% for Mr. Froetscher, 140% for Mr. Geisler, and 130% for Mr. Smith, depending on the achievement of the earnings and business unit performance goals separately or in combination, and before adjustment for individual performance. The business unit performance indicators that will be considered for Messrs. Hatfield, Froetscher, Geisler and Smith are derived from the APS areas of focus of culture, reliability, customer centric and affordability, as provided in its APS Promise.

The Committee may adjust targets or incentive results under the APS Plan to reflect unanticipated events or unusual or nonrecurring adjustments to Pinnacle West or APS earnings (as applicable) that arise in the APS Plan year, including without limitation, Arizona Corporation Commission rate-related impacts on earnings. Any awards for Messrs. Guldner, Hatfield, Froetscher, Geisler and Smith are subject to potential forfeiture or recovery in accordance with Pinnacle West’s Clawback Policy.